Exhibit 99.1

BioDelivery Sciences Adds $20 Million with Debt Financing

Financing strengthens cash position as BDSI approaches BUNAVAIL NDA submission and BEMA Buprenorphine Phase 3 study completion

Proceeds allow for acceleration of clinical program for Clonidine Topical Gel for Painful Diabetic Neuropathy

RALEIGH, N.C. – July 8, 2013 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced today that it has secured a $20.0 million senior secured loan from an affiliate of MidCap Financial, LLC.

The proceeds of the loan strengthens the cash position as BDSI moves toward the submission of a New Drug Application (NDA) for BUNAVAIL and the completion of the two Phase 3 clinical studies for BEMA Buprenorphine for chronic pain, the latter of which would result in milestone payments to BDSI from its commercial partner, Endo Health Solutions.

“This transaction strengthens our available capital resources as we proceed through the final steps to submitting our NDA for BUNAVAIL for the treatment of opioid dependence and complete our commercial assessment regarding partnering the asset or leading the effort at BDSI,” said Dr. Mark A. Sirgo, President and Chief Executive Officer. “In addition, this loan allows us to aggressively allocate immediate financial resources against our product pipeline, including our clinical program for Clonidine Topical Gel for the treatment of painful diabetic neuropathy, which we are targeting for Phase 2B initiation by the end of this year and data by the end of 2014.”

Dr. Sirgo continued, “We see this as a non-dilutive way to strengthen our balance sheet as we head into what could prove to be the most prolific time in BDSI’s history.”

The secured loan has a term of 36 months with interest only payments for the first 6 months. The interest rate is 8.45% plus a LIBOR floor of 0.5%. Under the terms of loan, MidCap was also issued a warrant to purchase 357,143 shares of BDSI common stock with an exercise price of $4.20, the 20-day volume-weighted average share price of BDSI’s common stock prior to closing of the loan.

Additional details regarding this transaction are expected to be made available in a Current Report on Form 8-K to be filed by BDSI with the Securities and Exchange Commission.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise currently consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BDSI’s second pain product using the BEMA technology, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. BDSI’s third pain product in development is Clonidine Topical Gel for the treatment of painful diabetic neuropathy, which was recently licensed from Arcion Therapeutics.

Additionally, BDSI is developing BUNAVAIL, a formulation of buprenorphine in combination with naloxone for the treatment of opioid dependence. Both BEMA Buprenorphine and BUNAVAIL are in Phase 3 clinical development, and Clonodine Topical Gel is in Phase 2 clinical development.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

About MidCap Financial, LLC

MidCap Financial, LLC is a commercial finance company focused on middle market lending in the broad national healthcare industry. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles, and focuses in four areas:

•	Asset-Based working capital loans to healthcare providers collateralized by third-party accounts receivable and other assets;

•	Leveraged loans to healthcare companies backed by private equity sponsors;

•	Life Sciences loans to VC-backed and public pharmaceutical, biotech and medical device companies;

•	Real Estate loans to skilled nursing facilities, senior housing properties and medical office buildings

Additional information about MidCap Financial, LLC can be found at www.midcapfinancial.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the results and effect of the Company’s loan transaction described herein and the timing for, and results of, the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts: Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com